Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade (973) 924-5100
investorrelations@investorsbank.com

Investors Bank Announces Balance Sheet Restructure and Branch Rationalization

Short Hills, N.J. - (PRNewswire) - December 11, 2018 - Investors Bancorp, Inc. (NASDAQ: ISBC) (“Company”) announced a balance sheet restructure related to its securities portfolio. In addition, the Company announced the closure of four branches.

Balance Sheet Restructure
The Company recently completed the sale of approximately $665 million of its lower yielding mortgage-backed debt securities available-for-sale at an estimated non-recurring after tax loss of approximately $25 million or 9 cents per diluted share to be recognized in the fourth quarter of 2018. Proceeds from the sale were reinvested in debt securities yielding on average 160 basis points higher than the securities sold. The Company estimates the restructure will result in annual earnings accretion of approximately 3 cents per diluted share. The loss on sale is expected to have a minimal impact on tangible book value as the losses on these debt securities available-for-sale were already reflected in capital through accumulated other comprehensive loss.

Branch Rationalization
The Company plans to close three branch offices in its New Jersey network and one in New York. The branches are located in Edison, Newark and Pennington, NJ and Islandia, NY. The branch closures are part of the Company’s strategy to improve operating efficiency. In connection with the closures, the Company expects to recognize non-recurring pre-tax expenses of approximately $2.8 million in the fourth quarter of 2018. There is no planned workforce reduction associated with these closures as the employees of these branches will be hired into current vacancies at the Company. The Company estimates the branch closures will reduce its annual operating expenses by approximately $1.6 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2018 operated from its corporate headquarters in Short Hills, New Jersey with approximately $25.52 billion in assets and 151 branches located throughout New Jersey and New York.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to the risk that the anticipated reduction in operating expenses referenced above are not met.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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